Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan
Fiscal Year 20[XX] Restricted Stock Unit Award Agreement for United States Employees

[AWARD DATE]

«FIRST_NAME» «LAST_NAME»
«Address__1»
«Address_2», «Address_3», «Address_4»
«Address_5»

Dear «FIRST_NAME» «LAST_NAME»:

I am pleased to inform you (the "Participant") that the Compensation Committee of the Board of Directors (the "Committee") of Cabot Microelectronics Corporation (the "Company") has approved your participation in the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the "Plan") as a means of allowing you to participate in the success of the Company through ownership of Company common stock ("Stock"). A Restricted Stock Unit ("RSU") Award ("the "Award") is hereby awarded to you pursuant to the terms of the Plan and this RSU Award Agreement (the "Agreement").  Each RSU represents the right to receive one share of Stock on the applicable vesting date pursuant to the Agreement and the Plan. A copy of the Plan can be electronically accessed through the CMC Global Intranet @the Surface under "Departments/Human Resources/Compensation/Long-Term Incentive Plan."

Participant Name / ID Number	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Award Date
«FIRST_NAME» «LAST_NAME» «SOCIAL_SECURITY»	Restricted Stock Units	X,XXX	$[FMV / closing price on Award Date]
	Award Date	Vesting Date(s)	Award Number
	[Award Date(Month, day, year)]	25% 1st anniversary of Award Date 25% 2nd anniversary of Award Date 25% 3rd anniversary of Award Date 25% 4th anniversary of Award Date	«GRANT_ID»

This Agreement provides the Participant with the terms of the Award granted to the Participant. The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Committee has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise. For purposes of this Agreement, "Company" includes, at any time during the term of the RSUs, any subsidiary of the Company that employs the Participant on the applicable date.
In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant, as follows:
1.	Award. The Award shall become vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in accordance with the following table:

Number of Shares	Vesting Date(s)
25% 25% 25% 25%	1st anniversary of Award Date 2nd anniversary of Award Date 3rd anniversary of Award Date 4th anniversary of Award Date

Notwithstanding the foregoing, (i) the Award shall become fully vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in the event of the Participant's death, Disability or a Change in Control; (ii) the Award shall continue to vest in accordance with the terms of this Agreement, and the Participant shall be entitled to receive one share of Stock for each RSU at the time of vesting (in accordance with Section 5), in the event of the Participant's termination of Service due to Retirement; and (iii) any unvested portion of the Award shall vest, as of the date of the termination, in the event of the Participant's involuntary termination of Service due to Position Elimination ("Position Elimination Termination"), and the Participant shall be entitled to receive one share of Stock for each RSU at the time of vesting (in accordance with Section 5), prorated based on a fraction, the numerator of which is the number of days in which the Participant was in Service from the Award Date through the date of such Position Elimination Termination, and the denominator of which is the total number of days in the vesting period (i.e., from the Award Date through the four (4) year anniversary of the Award Date).  Upon the Participant's termination of Service with the Company for any reason other than death, Disability, Retirement or Position Elimination Termination, the Participant shall immediately cease vesting in the Award, and the unvested portion of the Award shall be forfeited immediately. Notwithstanding anything herein to the contrary, if the Participant's Service is terminated involuntarily for any reason other than Cause, the Committee may, in its sole discretion, accelerate the vesting of all or any portion of the Award.
For purposes hereof, "Disability" shall have the meaning provided under: (a) first, an employment agreement between the Participant and the Company; (b) second, if no such employment agreement exists, the terms of the Plan.  In addition, for purposes of this Agreement, the Participant's date of termination of Service (for any reason other than death or Disability) shall be the earlier of: (i) the date on which the Participant ceases to render Service to or be employed by the Company, as determined by the Company in its sole discretion; (ii) the date on which the Company first provides notice of termination of Service; or (iii) the first date of any statutory notice period provided under local law.
For purposes hereof, the definition of "Change in Control" shall be deemed modified, only to the extent necessary, to avoid the imposition of an excise tax under Section 409A, to mean a "change in control event" as such term is defined for purposes of Section 409A.  For purposes of clarity, if an Award would, for example, vest and be paid on a Change in Control, but payment of such Award would violate the provisions of Section 409A, then the Award shall vest but will not be paid until the Participant experiences a "separation from service" within the meaning of Section 409A.
For purposes hereof, "Position Elimination" shall mean the involuntary termination of the Participant's Service by the Company due to the Company's determination that the Participant's position with the Company will be eliminated because of a staffing adjustment or other organizational change, expense reduction considerations, office closings or relocations (including but not limited to adjustments in the number of staff in a department or unit or the elimination of all or some of the functions of a department or unit), in which the Participant will not be replaced by another person in the same position.
For purposes hereof, "Retirement" shall mean the termination of the Participant's Service following the Participant's attainment of a combination of age and years of Service of at least seventy (70), with a minimum of fifty-five (55) years of age; provided, however, that the Participant's termination of Service will not be deemed to have occurred by reason of Retirement if the Participant's Service has been terminated by reason of Cause, as determined by the Company in its sole discretion.
For purposes hereof, "termination of Service" shall be deemed to occur only if it is a "separation from service" within the meaning of Section 409A.
2.
Termination / Cancellation / Rescission / Recovery / Revocation.  The Company may terminate, cancel, rescind, recover, or revoke the Award immediately under certain circumstances, including, but not limited to, the Participant's:

(a)	actions constituting Cause, as defined in the Plan, or the Company's By-laws or Articles of Incorporation, and as otherwise enforceable under local law;
(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Award or the termination of Participant's Service with the Company;
(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party;
(d)	failure to comply with the Company's policies regarding the identification, disclosure and protection of intellectual property;
(e)	violation of the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement; or
(f)	violation of the Cabot Microelectronics Corporation Code of Business Conduct, including those provisions related to financial reporting.
In the event of any such termination, cancellation, rescission, recovery, or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set off against the amount of any such gain any amount owed to the Participant by the Company.
3.
Purpose of Award.  The Award is intended to promote goodwill between the Participant and the Company and shall not be considered as salary or other remuneration for any employment or other services the Participant may perform for the Company or any of its affiliates.  The Company's grant of the Award does not confer any contractual or other rights of employment or service with the Company.  Benefits granted under the Plan shall not be considered as part of the Participant's salary in the event of severance, redundancy or resignation. Granting of the Award shall also not be construed as creating any right on the part of Participant to receive any additional benefits including awards in the future, it being expressly understood and agreed that any future awards shall be made solely at the discretion of the Company.

4.	Rights and Restrictions Governing Underlying Stock.
(a)
As of the Award Date, and until such time as the Participant becomes vested in an RSU and receives a share of Stock as provided in Section 5 of this Agreement, the Participant shall have no rights of a shareholder (including, to the extent applicable, voting rights) as to each share of Stock subject to an RSU, except as provided in Section 4(b) of this Agreement.

(b)
If the Company declares a cash dividend on its shares of Stock, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of such cash dividend per share of Stock, multiplied by the number of RSUs credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account ("Account") established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant's RSUs awarded under this Agreement, and will be paid in cash at the time(s) that the corresponding shares of Stock associated with the Participant's RSUs are delivered (or forfeited at the time that the Participant's RSUs are forfeited).

5.
Delivery of Stock.  As soon as reasonably practicable following each vesting date, one or more stock certificates for the appropriate number of shares of Stock shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs; provided however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal and state securities laws.

6.
Tax Treatment. The Participant will generally be taxed on the Fair Market Value of the shares of Stock subject to the Award on the date(s) such shares of Stock are payable to the Participant according to the vesting terms above. This income will be taxed as ordinary income and will be subject to income and FICA withholding taxes. The Company is required to withhold and remit these taxes to the appropriate tax authorities. The Participant will be required to provide the Company with an amount of cash sufficient to satisfy the Participant's tax withholding obligations or to make arrangements satisfactory to the Company with regard to such taxes.  The income will be reported to the Participant as part of the Participant's employment compensation on the Participant's annual earnings statement Form W-2.

EACH PARTICIPANT IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, LOCAL AND OTHER TAX LAWS.
7.
Tax Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The various methods and manner by which tax withholding may be satisfied are set forth in Section 8.4 of the Plan.  If the Participant is subject to Section 16 (an "Insider"), of the Securities Exchange Act of 1934 ("Exchange Act"), any surrender of previously owned shares to satisfy tax withholding obligations arising under an Award must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3").

8.
Transferability.  The Award is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant's immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Award shall remain subject to the terms of the Plan.

9.
Adjustment of Shares.  In the event of any transaction that is a Share Change or a Corporate Transaction, each as described in Section 8.6 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award) shall or may be adjusted, as applicable, as set forth in Section 8.6 of the Plan.

10.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

11.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.
12.
Notices.  Except as provided in Section 13, any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company's records and to the Company at its principal executive office.

13.
Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.
Section 409A. The RSUs are intended to be exempt from the requirements of Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company's sole discretion, and without the Participant's consent, amend this Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

15.	Governing Law. This Agreement shall be construed under the laws of the State of Delaware.
 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Award Date.

CABOT MICROELECTRONICS CORPORATION

[Name] President and Chief Executive Officer

ACKNOWLEDGEMENT AND RECEIPT
FOR FISCAL YEAR 20[xx] RESTRICTED STOCK UNIT AWARD AGREEMENT FOR UNITED STATES EMPLOYEES

Participant Name / ID Number	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Award Date
«FIRST_NAME» «LAST_NAME» «SOCIAL_SECURITY»	Restricted Stock Units	X,XXX	$[FMV / closing price on Award Date]
	Award Date	Vesting Date(s)	Award Number
	[Award Date (Month, Day, Year)]	25% 1st anniversary of Award Date 25% 2nd anniversary of Award Date 25% 3rd anniversary of Award Date 25% 4th anniversary of Award Date	«GRANT_ID»

I hereby acknowledge receipt of the award (the "Award") of restricted stock units ("Restricted Stock Units") issued to me by Cabot Microelectronics Corporation (the "Company") on the date shown above, which has been granted under and is governed by the terms and conditions of the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the "Plan") and the Restricted Stock Unit Award Agreement (the "Agreement").  I further acknowledge receipt of a copy of the Plan and certify that I am in conformance with and agree to conform to all of the terms and conditions of the Agreement and the Plan, including giving explicit consent to the Company to transfer personal data related to the Plan administration outside of the country in which I reside and/or provide services.
According to the terms and conditions of the Award, Restricted Stock Units awarded pursuant to it are scheduled to vest (lapse of restrictions) in equal installments upon each of the first four anniversaries of the Award Date.  When such Restricted Stock Units vest and shares are issued to me at such time, pursuant to the terms of the Plan, I will be free to hold these shares, or to sell, pledge, or give gifts of them, subject, of course, to the Company's policy on trading in Company stock as set forth in the Company's Insider Trading Policy and Trading Guidelines for Directors, Officers and Other Key Employees and the requirements of the federal securities laws.
The Company will be required at vesting to withhold federal, state and FICA taxes, on the total value of my Award upon vesting.  The value of the shares upon vesting will be based on the closing price of the Company stock (as reported on NASDAQ) as of the vesting date.
I may elect now to satisfy my future tax obligation on the value of the Award at the time of vesting by either (please elect and initial one):
•
Providing a personal check, bank draft or money order payable to the Company at the time of each of the four vesting dates (instructions for doing so will be provided in advance of each vesting date) ___________.

•
Selling enough shares of those that vest from the Award at the time of each of the four vesting dates ("withhold to cover") to satisfy my tax liability ___________.   My initialed election of this option confirms that at the time that I am making this election, I am not in possession of any material non-public information regarding the Company and am in compliance with the Company's Insider Trading Guidelines.

•
I prefer to decide whether to "withhold to cover" or pay my tax obligation through personal check, bank draft or money order payable to the Company in advance of each vesting date (instructions for doing so will be provided in advance of each vesting date) ___________.

I further acknowledge that I have received a paper copy of the prospectus for the Plan.  I hereby consent to receiving all future prospectuses for the remainder of my employment with the Company through the Company's intranet website.  I am aware that I may withdraw my consent to receive future prospectuses from the Company's intranet website at any time and upon such withdrawal will be entitled to a paper copy of any future prospectus deliveries.
Any discrepancies between the Acknowledgement and Receipt, and the Agreement with respect to the information shown above, should be corrected and brought to the attention of the Committee.  Please be sure to initial any corrections made to this form.

Signature _____________________________________ Date ___________________

Please return a copy of the enclosed Acknowledgement and Receipt form by [Month, Day, Year] to:
[Name]
Global Compensation and Benefits Analyst
Cabot Microelectronics Corporation
870 Commons Drive
Aurora, IL  60504
HR Confidential FAX: (630)-375-5587

Please keep a copy of this signed Acknowledgement and Receipt, and the Agreement, for your own records. If you have any questions, please contact your HR Manager.

CONSENT OF SPOUSE
Restricted Stock Unit Award Agreement

I, ____________________, spouse of [Participant], have read and approve the Restricted Stock Unit Award Agreement dated [Award Date] (the "Agreement").  In consideration of granting of the right to my spouse to receive or purchase shares of stock of Cabot Microelectronics Corporation, a Delaware corporation, as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Signature _____________________________________ Date ___________________

Name (Print) ___________________________________

Please return one copy of a signed "Consent of Spouse" (if applicable) form to the Company's Human Resources Department by [Month, Day, Year].